Exhibit 7.8

JOINDER

TO

SPONSOR AGREEMENT

August 5, 2022

This JOINDER AGREEMENT (this “Joinder Agreement”) to that certain Sponsor Agreement (“Sponsor Agreement”), dated March 11, 2021, by and among Empower Sponsor Holdings LLC, a Delaware limited liability company (“Sponsor”), Holley Inc., a Delaware corporation (f/k/a Empower Ltd.), and Holley Parent Holdings, LLC, a Delaware limited liability company, is entered into as of the date first set forth above by and among those certain parties set forth on the signature page hereto. Capitalized terms used, but not defined herein, shall have the same meaning as set forth in the Sponsor Agreement.

WHEREAS, the conditions set forth in Section 3(b) of the Sponsor Agreement with respect to the First Earn-Out Shares were satisfied on March 28, 2022 (the “Free Shares”);

WHEREAS, concurrent with the execution of this Joinder Agreement, Sponsor intends to distribute the Free Shares and Second Earn-Out Shares to certain of its interest holders in such amounts as set forth on Schedule A hereto (such investors, the “New Holders”) pursuant to Section 3(f)(i) of the Sponsor Agreement (the “Distribution”); and

WHEREAS, in connection with the Distribution, the New Holders desire to execute this Joinder Agreement to be bound as permitted transferees by the terms and conditions set forth in Section 3 of the Sponsor Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Transfer and Forfeiture Provisions.

a.    Each New Holder hereby agrees to be bound by and comply with the transfer restrictions set forth in Section 3 of the Sponsor Agreement with respect to the Second Earn-Out Shares it holds, in each case as set forth on Schedule A hereto.

b.    Each New Holder further agrees that in the event that the Second Earn-Out Shares it holds do not vest pursuant to the terms set forth in Section 3 of the Sponsor Agreement, as applicable, that such Second Earn-Out shares shall be forfeited for no consideration, automatically and without any further action by such New Holder pursuant to the terms of the Sponsor Agreement.

2.    Joinder. Each New Holder shall be a party to the Sponsor Agreement as of the date first set forth above and shall enjoy all of the rights and privileges of a permitted transferee of Sponsor as set forth therein with respect to the Second Earn-Out Shares it holds.

3.    Entire Agreement. The terms and conditions set forth in this Joinder Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersede any and all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.

4.    Further Assurances. The parties hereto will, from time to time, without further consideration, do such further acts and deliver all such further assurances and documents as shall be reasonably required to fully perform and carry out the terms of this Joinder.

5.    Governing Law. Section 10 of the Sponsor Agreement is incorporated herein by reference.

6.    Successors and Assigns. Section 5 of the Sponsor Agreement is incorporated herein by reference.

7.    Counterparts and Modification. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. This Joinder Agreement may not be amended or modified except in writing signed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first written above.

Holley Inc. (f/k/a Empower Ltd.)

By: /s/ Dominic Bardos

Name: Dominic Bardos

Title: Chief Financial Officer

Holley Parent Holdings, LLC

By: /s/ Owen Basham

Name: Owen Basham

Title: Vice President and Secretary

Empower Sponsor Holdings LLC

By: /s/ Andrew Spring

Name: Andrew Spring

Title: Chief Financial Officer

MidOcean Partners V, L.P.

By: MidOcean Associates V, L.P., its General Partner

By: /s/ Andrew Spring

Name: Andrew Spring

Title: Managing Director

MidOcean Partners V Executive, L.P.

By: MidOcean Associates V, L.P., its General Partner

By: /s/ Andrew Spring

Name: Andrew Spring

Title: Managing Director

Rubel Family Management Trust U/A Dated 10/8/2018

By: /s/ Matt Rubel

Name: Matt Rubel

Title: Trustee

Sam Clempson

By: /s/ Sam Clempson

Lily Clempson

By: /s/ Lily Clempson